Exhibit 10.3

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made as of August 14, 2023 (the “Effective Date”), by and between First Foundation Bank, a California state chartered commercial bank (the “Employer”), and Amy Djou (“Executive”), with reference to the following:

RECITALS

WHEREAS, Employer and Executive are parties to that certain Employment Agreement dated as of December 19, 2022 (the “Employment Agreement”).

WHEREAS, Employer and Executive desire to amend the Employment Agreement in the manner and to the extent set forth hereinafter.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, and with the intent to be legally bound hereby, Employer and Executive agree as follows:

1.            Amendment to Section 2. Section 2 of the Employment Agreement is hereby amended to read in its entirety as follows:

“2.      Capacity. The Executive shall serve the Employer as its Senior Vice President, Chief Accounting Officer and Deputy Chief Financial Officer. The Executive shall be principally responsible for duties typical for the chief accounting officer and deputy chief financial officer of a similarly situated financial services company, subject to the directions of the Employer’s Board of Directors (the “Board”), Chief Executive Officer (the “CEO”), or Chief Financial Officer (the “CFO”). Executive shall also serve Employer in such other or additional offices and capacities as the Executive may be requested to serve by the Board, the CEO or the CFO and shall perform such services and duties in connection with the business, affairs and operations of, Employer as may be assigned or delegated from time to time to Executive, which may include rendering services to Affiliates, when rendering services in such other or additional capacities, by or under the authority of the Board, the CEO or the CFO.”

2.            Amendment to Section 5(a). Section 5(a) the Employment Agreement is hereby amended to read in their entirety as follows:

“(a)      Salary. For all services rendered by Executive under this Agreement, Employer shall pay Executive a salary at the annual rate of Two Hundred Eighty-Five Thousand dollars ($285,000), as the same may be increased in the sole discretion of the Board or its Compensation Committee (the “Compensation Committee”), at any time or from time to time hereafter (the “Base Annual Salary”). Executive’s Base Annual Salary shall be payable in periodic installments in accordance with Employer’s usual payroll practices for its senior executives.”

3.            The parties agree that the change in title and the associated reduction or diminution in authority, duties or responsibilities and the change in compensation contemplated by this Amendment shall not constitute a breach of this Agreement or trigger, or give rise to the ability of Executive to resign for, “Good Reason” pursuant to Section 6(c) of the Employment Agreement or pursuant to that certain Change in Control Severance Compensation Agreement dated as of November 14, 2022 by and between Parent and the Executive.

4.            Except as otherwise provided herein, capitalized terms used in this Amendment shall have the definitions set forth in the Employment Agreement.

5.            Except as expressly modified hereby, all terms, conditions and provisions of the Employment Agreement shall continue in full force and effect.

Signature page follows

IN WITNESS WHEREOF, this Agreement has been executed by Employer and by Executive as of the Effective Date.

EMPLOYER:

FIRST FOUNDATION BANK

By:	/s/ Scott Kavanaugh
Name:	Scott Kavanaugh
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Amy Djou
Name: Amy Djou